Second Amendment

to

Fund Accounting Agreement

For

Papp Investment Trust

This Second Amendment, dated January 1, 2020, amends and revises the Fund Accounting Agreement dated March 1, 2010, (the “Agreement”) between Papp Investment Trust (the “Trust”), an Ohio business trust and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively the “Parties”).

The Parties agree to amend the Agreement to revise the services provided by Ultimus as described below:

1.	Section 4. (c) of the Agreement is deleted and replaced with the following:

The cost of obtaining secondary security market quotes;

2.	Schedule B to the Agreement hereby is amended to add the following immediately after the OUT-OF-POCKET EXPENSES section:

Price Quotes - The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities	$0.08
International Equity (Non-Fair Value)	$0.40
International Equity (Fair Value)	$0.70
Options	$0.10
Futures (Listed)	$0.27
Corporate Bonds, MBS Bonds, MBS ARMs, & Money Markets	$0.60
Government/Agency	$0.58
Floating Rate MTN	$0.62
Municipal Bonds	$0.66
High Yield Corporate Bonds & High Yield Municipal Bonds	$0.82
International Bond	$1.08
ABS & ABS Home Equity	$1.09
CMO Non-Agency Whole Loan ARMs, CMOs, & CMO Other ARMs	$1.09
CMBS	$1.42
CDO & CLO	$3.75
Leverage Loans/Bank loans [monthly]	$16.00
Exchange Rates - Spot and Forwards	$0.66

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Advisor Provided	$100 per month up to 10 manual inputs
Controlled Foreign Corporation (CFC)	$100/month/CFC

Except as set forth is this Second Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Second Amendment and the Agreement, the terms of this Second Amendment will prevail. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The parties duly executed this Second Amendment as of the date and year first above written.

	Papp Investment Trust		Ultimus Fund Solutions, LLC
By:	/s/ Harry A. Papp	By:	/s/ David K. James
Name:	Harry A. Papp	Name:	David K. James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer